-----------                                        -----------------------------
| FORM 4  |                                        |         OMB APPROVAL      |
-----------                                        |---------------------------|
 --                                                |Estimated average burden   |
|  | Check this box if no longer                   |hours per response......0.5|
 --  subject to Section 16, Form 4                 -----------------------------
     or Form 5 obligations may
     continue. See Instruction 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                           Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person         | 2.   Issuer Name and Ticker
                                                  |      or Trading Symbol
    Kendrick,        Marcia           H.          |
--------------------------------------------------|       Seitel, Inc.    SEI
    (Last)          (First)        (Middle)       |
                                                  |-----------------------------
                                                  | 3.   IRS or Social Security
    50 Briar Hollow Lane, West 7th Floor          |      Number of Reporting
--------------------------------------------------|      Person(Voluntary)
                    (Street)                      |
                                                  |
     Houston,       Texas          77027          |          ###-##-####
--------------------------------------------------|
     (City)         (State)        (Zip)          |
--------------------------------------------------------------------------------
4.   Statement for Month/Year   September, 1996
--------------------------------------------------------------------------------
5. If Amendment, | 6. Relationship of Reporting Person   | 7.  Individual or
   Date of       |    to Issuer (Check all applicable)   |     Joint/Group
   Original      |        Director             10% Owner |     Filing
   (Month/Day/   |   -----                -----          |
   Year)         |     X  Officer              Other     |  X  Form filed by
                 |   -----                -----          | --- One Reporting
                 | (give title below)   (specify below)  |     Person
                 |                                       |
                 |       Chief Accounting Officer        |     Form filed by
                 |                                       | --- more than One
                 |                                       |     Reporting Person
--------------------------------------------------------------------------------

                  Table I - Non-Derivative Securities Acquired,
                            Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------
1.   Title of Security                              |  2.   Transaction Date
     (Instr. 3)                                     |       (Month/Day/Year)
----------------------------------------------------|---------------------------
(a)  Common Stock, Par Value $.01                   |
----------------------------------------------------|---------------------------
(b)  Common Stock, Par Value $.01                   |
----------------------------------------------------|---------------------------
                                                    |
----------------------------------------------------|---------------------------
                                                    |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
3.   Transaction Code       |  4.  Securities Acquired (A) or Disposed of (D)
     (Instr. 8)             |      (Instr. 3, 4 and 5)
                            |
----------------------------|---------------------------------------------------
    Code   |       V        |       Amount     |     (A) or (D)     |   Price
-----------|----------------|------------------|--------------------|-----------
(a)        |                |                  |                    |
-----------|----------------|------------------|--------------------|-----------
(b)        |                |                  |                    |
-----------|----------------|------------------|--------------------|-----------
           |                |                  |                    |
-----------|----------------|------------------|--------------------|-----------
           |                |                  |                    |
--------------------------------------------------------------------------------
5.   Amount of Securities  | 6.   Ownership Form:   | 7.   Nature of Indirect
     Beneficially Owned    |      Direct (D) or     |      Beneficial
     at End of Month       |      Indirect (I)      |      Ownership
     (Instr. 3 and 4)      |      (Instr. 4)        |      (Instr. 4)
---------------------------|------------------------|---------------------------
(a)      950               |            D           |
---------------------------|------------------------|---------------------------
(b)      666               |            I           |     By Child
---------------------------|------------------------|---------------------------
                           |                        |
---------------------------|------------------------|---------------------------
                           |                        |
--------------------------------------------------------------------------------

             Table II - Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------
1.   Title of Derivative Security           | 2.  Conversion | 3.  Transaction
     (Instr. 3)                             |     or Exercise|     Date (Month/
                                            |     Price of   |     Day/Year)
                                            |     Derivative |
                                            |     Security   |
--------------------------------------------|----------------|------------------
(a)  Options - Right To Buy                 |       7.875    |
--------------------------------------------|----------------|------------------
(b)  Options - Right To Buy                 |      25.125    |
--------------------------------------------|----------------|------------------
(c)  Options - Right To Buy                 |      33.50     |     9/25/96
--------------------------------------------|----------------|------------------
(d)  Warrants - Right To Buy                |      24.00     |
--------------------------------------------|----------------|------------------
                                            |                |
--------------------------------------------|----------------|------------------
                                            |                |
--------------------------------------------|----------------|------------------
                                            |                |
--------------------------------------------|----------------|------------------
                                            |                |
--------------------------------------------|----------------|------------------
                                            |                |
--------------------------------------------|----------------|------------------
                                            |                |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.   Transaction   |  5.   Number of Derivative  | 6.   Date Exercisable and
     Code          |       Securities Acquired   |      Expiration Date
    (Instr. 8)     |                             |      (Month/Day/Year)
-------------------|-----------------------------|------------------------------
     T     |   V   |     (A)     |     (D)       |   Date        | Expiration
           |       |             |               | Exercisable   |      Date
-----------|-------|-------------|---------------|---------------|--------------
(a)        |       |             |               |       1       |  08/19/03
-----------|-------|-------------|---------------|---------------|--------------
(b)        |       |             |               |       1       |  11/29/05
-----------|-------|-------------|---------------|---------------|--------------
(c)   A    |   V   |    15,000   |               |       1       |  09/25/06
-----------|-------|-------------|---------------|---------------|--------------
(d)        |       |             |               |       2       |  04/11/99
-----------|-------|-------------|---------------|---------------|--------------
           |       |             |               |               |
-----------|-------|-------------|---------------|---------------|--------------
           |       |             |               |               |
-----------|-------|-------------|---------------|---------------|--------------
           |       |             |               |               |
-----------|-------|-------------|---------------|---------------|--------------
           |       |             |               |               |
-----------|-------|-------------|---------------|---------------|--------------
           |       |             |               |               |
-----------|-------|-------------|---------------|---------------|--------------
           |       |             |               |               |
--------------------------------------------------------------------------------
7.   Title and Amount of Underlying                 |  8.   Price of
     Securities (Instr. 3 and 4)                    |       Derivative
----------------------------------------------------|       Security
             Title                 |Amount or Number|       (Instr. 5)
                                   |   of Shares    |
-----------------------------------|----------------|---------------------------
(a)  Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(b)  Common Stock                  |     15,000     |
-----------------------------------|----------------|---------------------------
(c)  Common Stock                  |     15,000     |
-----------------------------------|----------------|---------------------------
(d)  Common Stock                  |        952     |
-----------------------------------|----------------|---------------------------
                                   |                |
-----------------------------------|----------------|---------------------------
                                   |                |
-----------------------------------|----------------|---------------------------
                                   |                |
-----------------------------------|----------------|---------------------------
                                   |                |
-----------------------------------|----------------|---------------------------
                                   |                |
-----------------------------------|----------------|---------------------------
                                   |                |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9.   Number of Derivative   | 10.  Ownership Form   | 11.  Nature of Indirect
     Securities Beneficially|      of Derivative    |      Beneficial
     Owned at End of Month  |      Security: Direct |      Ownership
     (Instr. 4)             |      (D) or Indirect  |      (Instr. 4)
                            |      (I) (Instr. 4)   |
----------------------------|-----------------------|---------------------------
(a)       10,000            |            D          |
----------------------------|-----------------------|---------------------------
(b)       15,000            |            D          |
----------------------------|-----------------------|---------------------------
(c)       15,000            |            D          |
----------------------------|-----------------------|---------------------------
(d)          952            |            D          |
----------------------------|-----------------------|---------------------------
                            |                       |
----------------------------|-----------------------|---------------------------
                            |                       |
----------------------------|-----------------------|---------------------------
                            |                       |
----------------------------|-----------------------|---------------------------
                            |                       |
----------------------------|-----------------------|---------------------------
                            |                       |
----------------------------|-----------------------|---------------------------
                            |                       |
--------------------------------------------------------------------------------


Explanation of Responses:


1. Options have ten year terms, 0% exercisable on date of grant, 33% exercisable on first anniversary, 66% exercisable on second anniversary, and 100% exercisable on third anniversary.

2.   These warrants are exercisable 90 days from date of grant.



                                   /s/ Marcia Kendrick                 10/08/96
                                  ---------------------------------  -----------
                                  **Signature of Reporting Person        Date


** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).